Kimberly-Clark Reports First Quarter EPS of 93 Cents, an Increase of 6 Percent vs. EPS From Continuing Operations in 2004

      Sales Rose 5 Percent to a Record $3.9 Billion, Driven Primarily by Currency Benefits and Volume Growth

Company Reaffirms Previous Guidance For Full Year 2005 EPS of $3.70 – $3.85 Per Share

DALLAS, April 25, 2005–Kimberly-Clark Corporation (NYSE: KMB) today reported diluted net income for the first quarter of 2005 was 93 cents per share, up about 6 percent compared with income from continuing operations of 88 cents per share in 2004. The improved results were in line with the company’s previous guidance of 92 to 94 cents per share despite significant inflationary pressures.

        In the first quarter of 2004, reported net income of 91 cents per share included 3 cents per share from discontinued operations, representing the results of the company’s former fine paper and technical paper businesses that were part of the Neenah Paper spin-off to shareholders on November 30, 2004.

        Sales rose more than 5 percent to $3.9 billion, establishing an all-time quarterly record, and increased about 6 percent excluding sales in 2004 from the pulp operations that were also divested in the Neenah Paper spin-off. Currency benefits boosted sales by nearly 3 percent, and higher sales volumes of the company’s health and hygiene brands added 2 percent. The volume gains were highlighted by continued strength in developing and emerging markets in each of the company’s business segments along with successful product launches in North America. In addition, net selling prices improved approximately 1 percent, as price increases for consumer tissue and K-C Professional products in North America

– more –

were largely offset by lower pricing for diapers and training pants in North America and Europe and for consumer tissue products in Europe.

        The top-line growth, along with continued success in reducing costs and a strong share repurchase program, contributed to the improvement in first quarter earnings per share. These positive factors enabled the company to overcome inflation in key cost components totaling approximately $100 million and to fund more than $20 million in marketing and research spending for new and improved products.

        Chairman and Chief Executive Officer Thomas J. Falk said, “I was pleased with our overall performance in the first quarter. Although our teams had to contend with stiff inflationary headwinds and tough price competition in several key businesses, they still delivered sales and earnings per share growth in line with our Global Business Plan objectives. Meanwhile, cash flow remained strong and we returned nearly $500 million in cash to shareholders via dividends and share repurchases. Moving forward, we’re intent on generating better top-line growth and aggressively reducing costs.”

Review of first quarter sales by segment

        Sales of personal care products increased about 4 percent in the first quarter, driven by higher sales volumes, up 2 percent, and currency-related benefits of 3 percent. Net selling prices declined 1 percent, as response to competitive activity in diapers and training pants in North America and Europe was mitigated by improving prices throughout most of the developing and emerging markets (Asia, Latin America, the Middle East, Eastern Europe and Africa).

        Personal care sales in North America decreased 1 percent versus the prior year. Sales volumes rose approximately 1 percent, while net selling prices and product mix were both off 1 percent. Sales volumes benefited from continued strong growth of Pull-Ups training pants, boosted by the introduction of new Pull-Ups with Wetness Indicators, and the company’s Depend and Poise incontinence

– more –

care brands. Those gains were partially offset by lower sales volumes of Huggies diapers and Kotex feminine care products. In Europe, competition remained intense and sales decreased approximately 4 percent despite positive currency effects of about 6 percent. Net selling prices were lower by approximately 6 percent and overall sales volumes were down about 4 percent, including a decline of less than 2 percent for diapers. However, diaper shipments in Europe improved sequentially compared with the fourth quarter following the introduction of Huggies Supreme diapers and Huggies Convertibles diaper-pants. In developing and emerging markets, personal care sales climbed 14 percent on solid volume growth – with particular strength throughout Latin America. Currency benefits and higher selling prices also contributed to the gain.

        Sales of consumer tissue products rose more than 7 percent. Net selling prices and currency both contributed 3 percentage points of the increase, while sales volumes were 1 percent better.

        In North America, sales of consumer tissue products rose more than 8 percent, attributable mainly to an improvement in net selling prices of about 7 percent. Product mix also improved 1 percent primarily due to the introduction of Kleenex Anti-Viral facial tissue. Sales volumes were up slightly as new Scott Extra Soft bathroom tissue spurred solid growth for the brand; however, lower sales volumes, primarily for mainline Kleenex facial tissue, which was impacted by a weak cold and flu season, tempered this growth. In Europe, consumer tissue sales were flat as favorable currency effects of approximately 6 percent were offset by lower net selling prices and sales volumes. Consumer tissue sales in developing and emerging markets advanced 16 percent, driven by improvements in sales volumes, including double-digit growth in Asia, net selling prices and currency exchange rates.

        Sales of business-to-business products decreased more than 1 percent in the quarter, but were nearly 8 percent greater excluding 2004 sales from pulp operations that were part of the Neenah Paper spin-off. Overall sales volumes improved about 5 percent during

– more –

the quarter, with both K-C Professional and Health Care posting 5 percent growth. Currency effects and pricing positively affected sales comparisons by approximately 2 percent and 1 percent, respectively. Net selling prices for K-C Professional’s brands in North America rose 2 percent, while prices for Health Care were up about 1 percent globally.

Other first quarter operating results

        Operating profit in the first quarter of 2005 was $638 million, approximately 2 percent greater than the prior year. The company absorbed significant cost inflation in delivering this improvement. The company generated about $45 million in gross cost savings for the quarter. The savings, however, were offset by more than $50 million of inflation in raw materials other than fiber, driven by increases in oil-based costs. Higher resin costs, which have reached record levels, were responsible for a majority of this increase. In addition, fiber costs were almost $20 million higher, and distribution costs increased approximately $25 million versus the year-ago quarter. Operating profit in the first quarter included about $10 million from a favorable legal settlement; however, this benefit was offset by currency transaction losses and the negative effect of the devaluation of the Venezuelan bolivar.

        Income tax benefits from the company’s ownership interest in synthetic fuel partnership activities, net of related nonoperating expenses, improved first quarter net income in both 2005 and 2004 by $13 million. Nevertheless, a lower level of synthetic fuel tax benefits and related nonoperating expense than in the prior year was the main reason the company’s first quarter effective tax rate increased to 21.2 percent from 20.0 percent in 2004.

        Kimberly-Clark’s share of net income of equity companies in the first quarter rose more than 10 percent to $34 million, driven mainly by higher net income at Kimberly-Clark de Mexico, S.A. de C.V. KCM’s results were paced by a sales gain of about 12 percent, with continued double-digit volume growth in its consumer business.

        Cash provided by operations was $608 million in the first quarter, an increase of approximately 1 percent versus $605 million

– more –

in 2004. Free cash flow (cash from operations less capital spending and dividends) was $305 million compared with $328 million last year. During the first quarter, the company bought 4.6 million shares of its common stock at a cost of $301 million, up from purchases of 2.6 million shares at a cost of $163 million in 2004. As a result of the company’s ongoing share repurchase program, a lower share count benefited first quarter 2005 results by about 4 cents per share compared with the prior year. At March 31, 2005, total debt and preferred securities was $4.4 billion, up from $4.2 billion at the end of 2004.

Outlook

        Commenting on the outlook, Falk said, “Based on our results in the first quarter and our plans for the balance of the year, we remain comfortable with our previous guidance for 2005. Specifically, we are targeting sales growth of 3 to 5 percent, consistent with our long-term objective. We expect the gain to come largely from volume improvements, driven by strong innovation and marketing programs. We expect our top-line growth and continued success in reducing costs will help us achieve operating profit growth of 3 to 6 percent despite inflationary cost pressures.

        “We are taking a number of steps that should help counteract the significant and continuing escalation in our costs. During the second quarter, we will begin to benefit from price increases on Cottonelle bathroom tissue, Viva paper towels and K-C Professional products in North America. We are also making changes to facial tissue package counts in North America that are expected to drive growth for the category and the Kleenex brand, and we are ramping up further cost reductions in Personal Care in North America and Europe. In addition, we recently finalized plans to increase prices for Huggies diapers and Pull-Ups training pants, GoodNites youth pants and Little Swimmers swimpants in the U.S. early in the third quarter.

        “Thanks to our share repurchase program, a lower share count should also contribute to bottom-line growth in 2005. Our targeted

– more –

spending for share repurchases this year remains $1 billion or more.

        “Adding it up, we expect to deliver earnings of $3.70 to $3.85 per share for the year, representing mid- to high single-digit growth compared with net income from continuing operations of $3.55 per share in 2004.

        “As for the second quarter, we anticipate earnings will be in a range of 92 to 94 cents per share. Compared with net income from continuing operations of 88 cents per share in 2004, this would represent growth of approximately 5 to 7 percent, similar to the expected level of improvement for the full year. We are planning to continue a stepped-up level of marketing spending in the quarter compared with the prior year. The spending will support our product launches, including Huggies toiletries, Pull-Ups training pants with Wetness Indicators, Scott Extra Soft bathroom tissue and Kleenex Moist Cloths. We also expect distribution and raw material costs to continue to increase in the second quarter.”

Conference call

        A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).

About Kimberly-Clark

        Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries. Every day, 1.3 billion people – almost a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds the No. 1 or No. 2 share position in more than 80 countries. To keep up with the latest K-C news and to learn more about the company’s 133-year history of innovation, visit www.kimberly-clark.com.

– more –

        Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company’s Web site.

        Certain matters contained in this news release concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated. For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company’s Annual Report on Form 10-K for the year ended December 31, 2004 entitled “Factors That May Affect Future Results.”

– more –

KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31
(Millions, except per share amounts)

	Three Months Ended March 31
	2005	2004	Change

Net Sales	$3,905.8	$3,711.5	+ 5.2%
Cost of products sold	2,599.2	2,455.8	+ 5.8%

Gross Profit	1,306.6	1,255.7	+ 4.1%
Marketing, research and general
expenses	653.9	617.8	+ 5.8%
Other (income) expense, net	15.1	14.5	N.M.

Operating Profit	637.6	623.4	+ 2.3%
Nonoperating expense	(46.3)	(51.5)	- 10.1%
Interest income	6.0	4.0	+ 50.0%
Interest expense	(43.9)	(38.7)	+ 13.4%

Income Before Income Taxes,
Equity Interests and
Discontinued Operations	553.4	537.2	+ 3.0%
Provision for income taxes	(117.2)	(107.3)	+ 9.2%
Share of net income of equity
companies	34.1	30.9	+ 10.4%
Minority owners' share of
subsidiaries' net income	(20.2)	(17.0)	+ 18.8%

Income from continuing operations	450.1	443.8	+ 1.4%

Income from discontinued operations,
net of income taxes	--	15.5	N.M.

Net Income	$450.1	$459.3	- 2.0%

Diluted Per Share Basis:

Continuing operations	$.93	$.88	+ 5.7%
Discontinued operations	--	.03	N.M.

Net Income	$.93	$.91	+ 2.2%

Discontinued operations represents the results of the Corporation’s former fine paper and technical paper businesses that were part of the November 30, 2004 Neenah Paper spin-off.

– more –

KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31

Notes:

1.	The Corporation accounts for stock-based compensation using the intrinsic-value method. The following presents pro forma information about net income and earnings per share as if the Corporation had applied fair value expense recognition to all employee stock options granted.

(Millions of dollars, except per share amounts)	2005	2004
Pro forma net income	$442.2	$449.9
Pro forma earnings per share - diluted	$.91	$.89

2.     OTHER INFORMATION:

	Three Months Ended March 31
	2005	2004
Cash Dividends Declared
Per Share	$.45	$.40

Common Shares (Millions)	March 31
	2005	2004
Outstanding As Of	478.9	501.3
Average Diluted for:
Three Months Ended	484.6	505.3

N.M.-Not meaningful
Unaudited

– more –

KIMBERLY-CLARK CORPORATION
(Millions)

Supplemental Financial Information:

	March 31 2005	December 31 2004
Preliminary Balance Sheet Data:

Cash and cash equivalents	$833.5	$594.0
Accounts receivable	1,944.2	2,038.3
Inventories	1,682.0	1,670.9
Total assets	17,034.1	17,018.0
Accounts payable	1,235.4	1,248.7
Debt payable within one year	1,435.6	1,214.7
Total current liabilities	4,642.9	4,537.2
Long-term debt	2,278.7	2,298.0
Preferred securities of subsidiary	731.3	722.9
Stockholders' equity	6,500.3	6,629.5

	Three Months Ended March 31
	2005	2004
Preliminary Cash Flow Data -
Continuing Operations:

"Free Cash Flow" Reconciled to
Cash Provided by Operations:

Free cash flow	$305.3	$327.7
Capital spending	108.9	106.2
Cash dividends paid	194.2	171.1

Cash provided by operations	$608.4	$605.0

Cash used for investing	$(127.9)	$(89.3)

Cash used for financing	$(235.4)	$(484.0)

Depreciation and amortization	$192.0	$200.4

Unaudited

– more –

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended March 31
	2005	2004	Change
NET SALES:
Personal Care	$1,532.9	$1,480.1	+ 3.6%
Consumer Tissue	1,441.7	1,342.0	+ 7.4%
Business-to-Business	928.0	941.7	- 1.5%
Unallocated Items - Net	7.8	2.2	N.M.
Intersegment Sales	(4.6)	(54.5)	N.M.

Consolidated	$3,905.8	$3,711.5	+ 5.2%

OPERATING PROFIT:

Personal Care	$311.8	$326.5	- 4.5%
Consumer Tissue	203.2	202.3	+ 0.4%
Business-to-Business	165.8	140.6	+17.9%
Other income (expense),
net	(15.1)	(14.5)	N.M.
Unallocated items - net	(28.1)	(31.5)	N.M.

Consolidated	$637.6	$623.4	+ 2.3%

The above segment data is presented on a continuing operations basis that reflects the November 30, 2004 spin-off of the Corporation’s former fine paper and technical paper businesses.

N.M.-Not meaningful
Unaudited

– more –

KIMBERLY-CLARK CORPORATION
PERIODS ENDED MARCH 31

Supplemental Net Sales Data:

First Quarter 2005 versus 2004

Variance comparison of reported net sales to net sales excluding divested pulp operations

	Consolidated		Business-to-Business
	Reported	Excluding	Reported	Excluding
Total Change	5.2%	6%	-1.5%	8%
Volume	2%	2%	5%	5%
Net Selling Price	1%	1%	1%	1%
Currency	3%	3%	2%	2%
Pulp Sales	-1%	0%	-9%	0%

The above table presents the percentage variation in net sales on an as reported (GAAP) basis. The press release commentary compares 2005 net sales for consolidated and the business-to-business segment to 2004 net sales excluding pulp operations which were divested as part of the November 30, 2004 Neenah Paper spin-off.

– more –

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into three reportable global business segments: Personal Care; Consumer Tissue; and Business-to-Business. The reportable segments are headed by executive officers who report to the Corporation’s Chief Executive Officer. These officers are responsible for the development and execution of global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue and Business-to-Business operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses.

The principal sources of revenue in each global business segment are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The Business-to-Business segment manufactures and markets disposable, single-use, health and hygiene products to the away-from-home marketplace. These products include facial and bathroom tissue, paper towels, napkins, wipers, surgical gowns, drapes, infection control products, sterilization wrap, disposable face masks and exam gloves, respiratory products, other disposable medical products and other products. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, Kimwipes, WypAll, Surpass, Safeskin, Tecnol, Ballard and other brand names.

Unaudited

_________________